Exhibit 99.1

Enviva Business Update Call – 10/15/2021

Company Participants:

John Keppler, Chief Executive Oﬃcer

Kate Walsh, Vice President, Investor Relations

Shai S. Even, Chief Financial Oﬃcer, Executive Vice President

Other Participants:

Elvira Scotto

Kevin Pollard

Moses Sutton

Pavel Molchanov

Ryan Levine

Operator:

Good morning, and welcome to the call to discuss Enviva's Simpliﬁcation Transaction and Conversion Announcement. All participants will be in listen-only mode. (Operator Instructions) After today's presentation, there will be an opportunity to ask questions. (Operator Instructions) Please note this event is being recorded.

I'd now like to turn the conference over to Kate Walsh, Vice President of Investor Relations.

Kate Walsh:

Thank you. Good morning, everyone, and thank you for joining us. We appreciate your interest in Enviva and thank you for participating today. On this morning's call, we have John Keppler, Chairman and CEO; and Shai Even, Chief Financial Oﬃcer.

Our agenda will be for John and Shai to discuss the announcement we made this morning, regarding our simpliﬁcation transaction and our planned conversion to a corporation. Then, we will open up the call for questions.

During the course of our remarks and the subsequent Q&A session, we will be making forward-looking statements which are subject to a variety of risks. Information concerning the risks and uncertainties that could cause our actual results to diﬀer materially from those in our forward-looking statements can be found in our press release as well as in our other SEC ﬁlings. We assume no obligation to update any forward-looking statements to reﬂect new or changed events or circumstances.

In addition to presenting our ﬁnancial results in accordance with GAAP, we will also be discussing adjusted EBITDA and certain other non-GAAP ﬁnancial measures pertaining to completed reporting periods as well as our forecast. Information concerning the reconciliations of these non-GAAP measures to the most directly comparable GAAP measures and other relevant disclosures are included in our press release.

I would now like to turn the call over to John.

John Keppler:

Thank you, Kate. Good morning, everyone, and thanks for joining us. Today is a very exciting day for Enviva. As you saw in our announcement this morning, we have simpliﬁed our structure and have begun the process to convert our partnership to a corporation, which will be named Enviva Inc, and we'll continue to be traded under our EVA ticker symbol on the New York Stock Exchange.

Under the terms of the Simpliﬁcation Transaction, Enviva acquired all of the ownership interest in our sponsor and all of the growth assets associated with it, essentially buying in our GP, while simultaneously eliminating our incentive distribution rights. This was an all- equity deal that represents total consideration of around $870 million.

The transformative nature of the transaction is simple and straightforward. The rationale is clear. First, our simpliﬁcation transaction is designed to be highly accretive. We have eliminated our incentive distribution rights, which is many of our investors have noted we're on a path to exceed $100 million annually, even without considering additional drop downs.

Second, we've bought in all of our sponsors development projects. And now, instead of acquiring assets at roughly 7.5 times adjusted EBITDA multiples, the same team will have the opportunity to build this fully contracted capacity at 5 times adjusted EBITDA inside Enviva.

Finally, by converting to a C-Corp, we will now make our stock investable by the broadest global investor base possible. And in addition, we have signiﬁcantly enhanced our index eligibility and our trading liquidity as well. It is key to note that the conversion to a corporation is structured to be non-taxable to EVA unitholders. And we did not assume or need to issue any additional debt to complete the transactions we're discussing today. As part of the GP Buy-in, we also internalized all of our sponsors' growth.

Here are the details. First, we acquired $4.4 billion of take-or-pay oﬀ-take contracts with credit-worthy Japanese customers, with a weighted average contract term of 19 years. Second, we acquired a sales pipeline with over $27 billion of identiﬁed customer opportunities in various stages of discussion and negotiations. This pipeline includes recently signed MOUs, which we expect to convert to binding contracts over the next 12 months. And third, we acquired an asset development pipeline, that includes the fully contracted Epes plant and the recently announced Bond plant, along with 13 additional sites that are in various stages of development.

We anticipate that these contracts, coupled with the sales and asset pipelines, will more than fully support the development of six fully contracted large-scale plants, as well as several highly accretive bolt-on expansion projects over the next ﬁve years. Together, these growth initiatives would roughly double the size of the production capacity we have today.

So, a few important things have changed. Our cost of capital is immediately and materially lower, the IDRs are gone. Our growth is now predominantly organic and it is higher return growth given the improved investment multiples. And we're replacing a distribution and K-1 tax form which can be cumbersome with the dividend and a standard1099. We'll have an independent Board and an investor base fully aligned around optimizing total common shareholder return.

So while some things have changed undoubtedly for the better, some really important strengths of our business are staying just the same. We remain a fully contracted business with unparalleled long-term cash ﬂow durability and a conservative balance sheet. With the beneﬁt of the GP Buy-in, our contract backlog of take-or-pay oﬀ-take contracts is now more than $21 billion with a weighted average remaining term of more than 14 years. Our debt to capitalization ratio is 25% based on yesterday's closing price. Our previous distribution guidance is also staying the same. We are on our track to distribute $3.30 per share for 2021 and expect to declare a quarterly dividend of $0.905 per share during 2022, delivering the annualized dividend of $3.62 per share we previously announced.

We're also maintaining our expectation for substantial growth, is not only in terms of adjusted EBITDA which we expect to grow 25% in 2022 over 2021, but also for the tremendous near- and long-term opportunities ahead.

Enviva is a company that operates at the epicenter of the international energy transition and global eﬀorts to de-carbonize and reach net-zero by 2050. We are a purpose-driven enterprise that delivers real climate change beneﬁts every day. We are stewards of sustainability and are proud and positive part of every community in which we operate. Our track record of performance makes us the industry leader and preferred supplier to utilities, power and heat generators, and industrial partners around the world. These are companies that by all accounts will underwrite tens of millions of tons of incremental demand for sustainably produced products like ours. Our product is a drop-in replacement for fossil fuels and is a scalable solution available today for companies aggressively pursuing an improved environmental proﬁle, not only in their energy supply chain but as inputs to their own products as well.

So before I turn it over to Shai to dive into the ﬁnancial details of the transactions and our updated guidance, let's recap what these transactions have done. Fundamentally, we are taking our same strong business and evolving it to an even better corporate structure. There wasn't another MLP like us, and as a result, it's no surprise that Enviva has been one of the top performing publicly traded MLPs since our IPO, signiﬁcantly outperformed the S&P 500, the MSCI ESG index, and the Alerian MLP index on a total return basis over the last three- and ﬁve-year periods. We were also not aware of any C-Corp like us. We have a contracted revenue base of more than $21 billion, stretching out more than 14 years.

Our forecasted adjusted EBITDA growth puts us at the 90th percentile of the S&P 500. Our dividend proﬁle at the 99th. But our current trading multiple is in the 60th percentile. There just isn't a company with a similar proﬁle of stable durable cash ﬂows growing at this rate and with the magnitude of shareholder value yet to be unlocked. We're extremely excited about bringing our winning formula into the next phase of the company's growth. As I'm fond of saying, we really are just getting started.

With that, I'd like to turn it over to Shai to further discuss the ﬁnancial aspects of the transaction.

Shai S. Even:

Thank you John, and good morning everyone. As John mentioned, the simpliﬁcation is structured to be highly accretive to our base business and the conversion signiﬁcantly widened the investor base we expect to attract. As a result of this transaction, our cost of capital is lower and ﬁnancial ﬂexibility is higher today. We expect to drive around $1 billion of incremental return on cash ﬂow over the next ﬁve years to a combination of the IDR elimination and the signiﬁcant anticipated improvement to our return on invested capital as we transition away from the dropdown model and internalize our production capacity growth.

In terms of retained cash ﬂow associated with a lower cost of capital, I'll take a few moments here to further unpack this. Speciﬁcally, under our ﬁled structure, we were acquiring new plants at an average invested multiple of 7.5 times. Now, we'll be developing that capacity internally and we expect to be able to develop and construct new plants using our build and copy model at roughly 5 times invested multiple experienced by our sponsors. Over the next ﬁve years, we plan to construct six new plants. At roughly a 5 times projected investment multiple, we would save around $500 million in the aggregate with our new plant builds. Coupled with the $500 million in savings, we have model over the next ﬁve years from eliminating the IDR stream, you can understand how highly creative this transaction will be to our business.

As part of the simpliﬁcation, we issued 60 million new common units to the former owners of Enviva's sponsors. It is important to know that 9 million of these common units will participate in a dividend reinvestment commitment, starting with our next distribution and through the dividend related to the fourth quarter of 2024. The dividend reinvestment provides cash ﬂow support through our transition to a fully self-funding growth CapEx and translates into an additional $100 million of common equity investments as expected 2022 dividend level by the former owners of Enviva sponsor.

Prior to this is simpliﬁcation closing, return on (inaudible) Enviva sponsor level was repaid by the sponsor with cash on hand and there was no further debt outstanding at that level.

Non-convertible debt was assumed or will be issued as part of the simpliﬁcation or conversion transaction. We do expect to draw on our revolving credit facility to pay modest third-party fees associated with this simpliﬁcation transaction.

We have structured Enviva's conversion to a C-Corp to be non-taxable to equity holders. Although this precludes us from beneﬁting from a step up in tax basis of our assets, we are not projecting federal income tax payments in the near- to mid-term. Because of our growth outlook, we expect to generate signiﬁcant tax appreciation from assets we placed in service, which should result in de minimis tax payment at least through 2026. As you would expect in connection with the transactions, we have updated our ﬁnancial guidance for 2021 and 2022 and I've also given high-level preview for the third quarter of 2021. Our sales in the third quarter of 2021 where we are estimating that adjusted EBITDA will be in the range of $61 million to $65 million. This represents an increase of 16% as compared to the sales growth as 2020 and increase of 29% as compared to the second quarter of 2021. This is an important step but not the full stride we wanted.

During the third quarter, our contractors and supply chain partners experienced labor- related and other challenges associated with COVID-19 which are temporal but negative impacts on our operations and project execution schedule. We believe these challenges will show them in isolated in nature and based on the actions we have taken and the plan we have in place, we believe this is beginning to be behind us. But even with these issues and without considering the impact of the transaction, we are announcing today, our focus for adjusted EBITDA for full year 2021 would have delivered adjusted EBITDA for full year 2021 within the previously announced guidance range albeit at the low end of the range.

Moving on to full year 2021 and including the impacts of the transaction we announced this morning, we are now expecting adjusted EBITDA to be in the range of $225 million and $235 million. This guidance includes $15 million to $20 million of SG&A associated with the GP Buy-in. With the acquisition of the sponsor we are now insourcing all of our sales, market development and asset development functions along with other important functions such as sustainability.

For 2022, we are now guiding to adjusted EBITDA up $275 million to $300 million, which represents an increase of 25% although the midpoint of the updated range for 2021. Full year 2022 guidance include SG&A related to GP Buy-in of approximately $37 million to $42 million, and we believe we can reduce this by approximately $5 million annually, commencing in 2023 by capitalizing on synergies and executing streamlining initiatives.

With our new structure, we have also made a few changes to our ﬁnancial framework. While we continue to prioritize robust dividend coverage and conservative leverage target, we are now transitioning to a fully self-funding model to grow capital expenditures.

From a dividend outlook, this activity is worth repeating with our dividend guidance remains unchanged. Because our business generates strong durable cash ﬂows with tremendous visibility, we believe we will continue to maintain ample ﬁnancial ﬂexibility to grow dividends over time and continue to return capital to our shareholders.

Now, I would like to turn the call back to John.

John Keppler:

Thanks Shai. Our simpliﬁcation and C-Corp conversions aren't the only things we're announcing today. While a focused group of us at Enviva has been intensely engaged in completing the transaction covered in today's announcements, the rest of the organization has been growing the business just as you would expect us to. Our commercial team continue to do a great job. And today, we have the pleasure of announcing that we have signed our full contract with Drax, for delivery of 200,000 metric tons per year of wood pellets for ﬁve years, starting in 2022. As many of you know, Drax is the largest consumer of industrial grade wood pellets and a critical part of the United Kingdom's decarbonization strategy. We have a long-standing relationship with Drax and this contract demonstrates continued collaboration in powering their country's energy grid with sustainable bioenergy.

We also announced the signing of a new contract with a major Japanese trading house for 190,000 metric tons per year for 20 years, with deliveries commencing in 2024. Japan has demonstrated by feed-in-tariﬀ driven contracts like this continues to be a thriving market for us. Enviva began to ramp deliveries to Japan this year and we are expecting to increase deliveries ﬁvefold next year with continued growth thereafter.

Stepping back for a moment, I want to thank everyone at Enviva for their hard work and dedication in building and growing the company to where we are today. I also want to thank the Board of Directors and the conﬂicts committee for their participation in a fair and balanced thoughtful and deliberative process to accomplish the successful simpliﬁcation transaction. The members, committees and their advisors work diligently and tirelessly over the past several months to bring us to this point and position us to continue our strong track record through this next chapter as Enviva Inc and the step change growth ahead of us.

I also want to thank David Leuschen and Pierre Lapeyre and the entire Riverstone team for their role in helping us seize the opportunity we collectively identiﬁed over 10 years ago and truly partnering with us as we became the leading player in this rapidly growing industry. We're very proud of what we've accomplished together and are particularly proud of delivering pure leading returns to our investors, while being a critical part of reducing global carbon emissions and limiting dependence on fossil fuels. And today the markets are wider, more geographically diverse and have a larger growth proﬁle than we could have imagined 10 years ago.

And if you've had a chance to take a look at the investor presentation which we published in tandem with our press release this morning, I'd like to call your attention to Slide 14 and how we're beginning to frame our growth opportunity set as we see it today. I hope you get a sense for the impressive expected growth, not only in global and power and heat applications, but also the massive opportunity in industrial applications. These industrial opportunities, which are clearly evident in Europe and in Asia, are also potentially starting to emerge right here in the U.S. We anticipate that the industrial market which demands virtually no biomass today will grow to a worldwide addressable market 29 million tons per year over the next decade, truly exponential growth.

As I said at the beginning, this is a very exciting time for the Enviva, the tailwinds have never been stronger for us and we're privileged to have the opportunity to take the same great business into an even better corporate structure.

Thank you for taking the time with us today.

Operator, can you please open the line for questions?

Questions and Answers

Operator

We will now begin the question-and-answer session. (Operator Instructions) The ﬁrst question will now come from Moses Sutton from Barclays. You may go ahead.

Q - Moses Sutton

Hi, John and congrats on this exciting transaction. My ﬁrst question, sorry, it's a bit long-winded, but with this simpliﬁcation and the pull-in of the development pipeline, should we strategically shift away from understanding this business as a primarily yield business? So not to say yield won't matter, but over time, you'll truly become a simpliﬁed owner-operator and a developer. And it would look like the 2030 big picture, for instance, is more relevant than the minutia of quarter-to-quarter dividend growth or -- sorry, simply put, just to sum that up, might you have better investment opportunities over time than paying out double-digit in dividend growth longer term?

A - John Keppler

Moses, thank you. First of all, thanks for joining the call this morning. I realize it was a too short notice, following a press release at 6:00 A.M. But look, great question. And I think you really seized on the sentiment that we've been hearing from our investor base for some time, which is the unpacking of the global growth opportunity that we're tackling really is a monumental opportunity for us, better served given the ﬁnancial ﬂexibility of the ﬁrm that we've built in a more traditional regular way C-Corporation.

Our ability to continue to opportunistically and appropriately optimize the capital structure to maintain a stable return of capital to shareholders like we've done, but really look forward at monetizing the amazing growth opportunities that are ahead of us, not just in the power and heat sector, but also in -- certainly the emerging industrial sector.

And so, as you heard us talk today, we're maintaining the distribution and then dividend guidance as a C-Corp, but really focused on the long-term growth of this market and serving that very, very cost eﬀectively on a reduced cost of capital as well as a reduced investment multiple.

Q - Moses Sutton

Excellent. That sounds great. And I'm guessing unlikely today, but any scenario where you ﬁnd partners, maybe minority partners to develop more of the development pipeline faster and using less equity?

A - John Keppler

Well, I think that the ﬂexibility of the ﬁrm in our approach going forward gives us a lot more options. But what I'd tell you is having the opportunity to invest directly in assets on a 5 times basis, to the extent that other partners can make that easier or with less friction, fantastic. But boy, we put ourselves in a position, thanks to conservative balance sheet management and our focus on deliberate execution, that we do believe that we're quite well on a path to self-funded growth. So any partnership would have to make that just materially better.

Q - Moses Sutton

Right. Right. That makes sense. And you mentioned the 5x historical build. Any potential upward pressure on that with, maybe the transient eﬀects of the macro on cost and inﬂation and whatnot, maybe they normalize? I'm curious how you think about that. And if not maybe it's the other direction, are you going to see better contracting opportunities with the surge in global energy prices?

A - John Keppler

Well, I think you spotted a couple of important things there. First, we do operate on a build-and-copy approach, right? So, we have framework agreements with all of our core manufacturers in key and the critical equipment suppliers. So, we have a highly deﬁned project execution plan at known economics. And so, we feel very good about that, coupled with the great work that our commercial team continues to do in striking the long-term, take-or-pay oﬀ-take contracts with creditworthy counterparties, that really underwrites our ability to deploy capital eﬀectively.

And that model isn't changing. We're building plants on a fully contracted basis with known partners on our build-and-copy approach. As a result of that, we don't generally see signiﬁcant upward pressure on pricing. Nor frankly, in terms of the way that we -- and where we operate our facilities and build them, we tend to build them where there are lots of trees and few people, which means that our underlying cost position is preserved and durable for a long period of time.

So, very excited about that. Certainly, what you've seen in -- what we would call the more constructive energy and commodity price market, particularly in Europe, is an increased level of demand. And an urgency around conversions and alternatives to exposure to fossil fuels, driven both by carbon pricing. Obviously the regulatory environment continues to focus on decarbonization, but the signiﬁcant run-up in energy prices and the continued need for baseload dispatchable power on a renewables basis. And that's really quite our sweet spot.

Q - Moses Sutton

Great. Great. Thanks a lot. And congratulations, and I'll jump back in the queue.

A - John Keppler

Moses, thank you so much.

Operator

Our next question comes from Elvira Scotto of RBC Capital Markets. You may go ahead.

Q - Elvira Scotto

Hey. Good morning, everyone, and nice to see this transaction happen. I have a few questions. So, is there a lock-up on the new units to the holders, Riverstone, et cetera? Also, based on kind of back-of-the-envelope math, if you take the current ownership plus the $16 million, plus the DRIP, it looks like Riverstone becomes a majority holder. But how do we think about then kind of in the future and lockup period and potential for them to sell down shares?

A - John Keppler

Sure. Well, Elvira, thank you. And good to talk with you today as well. Obviously, you've been a critical and a really important follower of the Enviva story ever since our IPO. So we continue to appreciate your interest.

So from a lock-up perspective, the owners of the former sponsor are certainly locked up until the ultimate conversion into a C-corp. What I'd say, though, of course, is they've been a very, very supportive investor. Part of the unit consideration that they've received as part of the transaction, of course, maintains a dividend reinvestment proﬁle for a period through the end of 2024. And so, they're quite mindful. And I would point out that they're not actually a majority on the basis of the transaction today, but they obviously have been a very continued supportive sponsor, a supportive owner. And given their common ownership position, they're quite mindful of what the appreciation potential is in the common shareholding position. And so, I think that provides a reasonable runway ahead for us.

A - Shai S. Even

They will become a large common shareholders with approximately 48.5%.

Q - Elvira Scotto

Okay, thank you. And then I think you had mentioned that Enviva will not be a cash taxpayer until around 2026 is the estimate. How do you think about then -- when you get to that level, and you start paying taxes, how do you think about the dividend then? I mean, once you start paying taxes, will you still be able to maintain the dividend?

And then -- and then just longer term, just to follow up on the previous question, how do you think about dividends going forward? Are you going to target a certain coverage ratio? Are you going to continue to talk about distributable cash ﬂow? Are you going to change your metrics? Just any help there. Thanks.

A - Shai S. Even

Thank you very much, Elvira, for the question. So in regard to the question about the tax, so what we mentioned in our remarks is that right now, we are not seeing any -- we see only a de minimis federal income tax payment to at least 2026. What we meant is that in our remarks, we assumed the next six production plants that we are going to build based on our ﬁrm contracts in place and the sales pipeline, but we don't believe that there is a reason to assume that we are not going to continue and construct other plants after 2026. Meaning that we'll have -- even after 2026, we're expecting a signiﬁcant tax depreciation that will help us as we are using them to reduce the income tax payments after 2026.

In regard to the question about the dividend, we do expect to maintain attractive dividend. The structure is providing us with the ﬁnancial ﬂexibility that we can both grow organically and continue with our policy of maintaining attractive dividends while maintaining of course also conservative ﬁnancially policy, inclusive of dividend coverage and leverage.

A - John Keppler

Elvira, I'd add to that and point out that unambiguously the growth proﬁle ahead requires investment in large additional plant and port capacity. We're the industry leader in doing so. The metrics for growth that we expect going forward mean that we believe that we will continue to be building these assets well into the future. And as a result, as Shai pointed out, continuing to beneﬁt from the depreciation tax shield associated with that.

Q - Elvira Scotto

Got it. But just to follow up, is there a target dividend coverage? And then, what is your target leverage coverage going forward?

A - Shai S. Even

Yes. The target leverage continues to be, as we pointed out in the past, between 3.5 times to 4 times using the metrics based on our credit agreement. In regard to dividend coverage, we are targeting -- we believe that based on our model, the self-funding model, we'll see a very robust dividend coverage ratio approaching 1.5 times.

Q - Elvira Scotto

Perfect. And then just my last questions are more around costs. So what gives you the conﬁdence that these, I think the labor and logistics issues costs and timing pressures are behind you? And then, the other part of my question is just on the SG&A costs. I think you had mentioned that you think you can run down -- bring those down by about $5 million annually. Just what are some of the things that you can do to bring those costs down?

A - John Keppler

Yes. Thanks, Elvira. Let me take the ﬁrst one. With respect to the summer, naturally, I think the media was quite intense in this coverage of the implications and impact of COVID-19 throughout the South, where most of our assets are operated. We certainly did see disruption because of COVID principally in our contractor base and in some portions of our supply chain, with a level of infection meant that if a person came on site and tested positive for COVID, we needed to make sure that they and their close contacts were not back on site for a period of time until they could demonstrate that they were, of course, free of the coronavirus.

This is a pattern of practice that, of course, we've executed diligently during the course of the year, that has helped us maintain such a healthy workforce, and ensuring that people aren't transmitting COVID at our sites or between our personnel. That's the way we operate. Our core value is people. We care about people. We want to make sure that anyone that is coming on our site is healthy today.

Naturally the media has also reported that the COVID -- the incidence of the virus is much lower now and it's declining. We're certainly seeing that as well as the beneﬁts of our enthusiasm and encouragement for vaccination. So, we're certainly seeing that increase as well. So, both of those things give us a reasonable degree of conﬁdence around these issues being largely behind us. And so, we're excited about what the fourth quarter means as we head into 2022, as Shai mentioned.

Then, as we think about the broader SG&A component, the way I think that we need to look at this is really what we have acquired here is an asset and the capability. There is not a company in the world that has the capabilities that we have internally about opening markets, executing long-term contracts, developing sites and building fully contracted capacity at the same time as certifying the sustainability of the supply chain and exactly what leadership in this industry as we all focus on decarbonization is all about. And so, this is a transaction that by, no means, in any way, suggest that there were synergies associated with it.

What we think, though, is that we're now operating a single entity. There are no longer two entities that we need to operate and manage. This is a group of people that is aligned around a single common goal, total returns to common shareholders. And the ability to leverage things like our existing plant engineering teams on new capacity development, that should drive eﬃciencies, that should drive streamlining. And so, we're particularly excited about that. There's obviously a set of activities that is going to stop happening. We're not going to be managing a holding entity or sponsor anymore. And so, there is a natural cost reduction associated with that, which we gave a bit of a guide to.

But really, what we're talking about is a unique asset, a unique capability that doesn't exist anywhere in the world. And Enviva Inc now has that internally.

Q - Elvira Scotto

Okay. Great. Excellent. Thank you so much. And then just to be clear, so when you were talking about the labor issues, it was just -- it is tied to the contractor base in the U.S., you're not seeing any issues that we're seeing kind of globally when it comes to like shipping and labor globally.

A - John Keppler

Yes. No, you're exactly right. You said it perfectly, Elvira. These were third-party-contract-related, not within our own labor force. And certainly, given our long-term contracted position in shipping, we beneﬁt from those frame agreements that ensure that ships -- we principally are, of course, contracted under very long-term contracts with our shipping partners, and we're seeing continued favorable performance all therein.

Q - Elvira Scotto

Okay. Thank you very much.

A - John Keppler

Absolutely. Thanks, Elvira.

Operator

Our next question comes from Ryan Levine of Citi. You may go ahead.

Q - Ryan Levine

Good morning. Congratulations on all the announcements. I guess a couple of questions here. One, as you're moving away from the MLP structure, I noticed that the earnings growth outlook for 2022 is expected to go up signiﬁcantly. But wondering if you're going to be able to share or communicate on a go-forward basis earnings guidance as opposed to EBITDA or cash ﬂow.

A - Shai S. Even

Yes. Thank you, Ryan, for the question. Yes, there is no reason why we wouldn't be able to discuss in the future as we are transitioning in our structure into a self-funding project entity. We'll be able to shift, and we'll be able to report more on earnings as well as provide more guidance as we get clear, especially in 2022, into future capital expenditures.

Q - Ryan Levine

Thanks. And then in terms of your equity issuance plan for the 9 million share dividend reinvestment program, is that all at the market? Or is that already pre-negotiated the terms and pricing of that additional equity issuance over time?

A - John Keppler

So Ryan, the 9 million units or ultimately shares that have participated in the DRIP are based on a VWAP approach.

Q - Ryan Levine

Okay. I appreciate that. And then the $37 million to $43 million of additional SG&A that's expected to be reduced by $5 million by 2023. Can you elaborate on what's in that number today? And what gives you conﬁdence in the sharp reduction over the next couple of years?

A - John Keppler

Yes. So the -- for better or worse, I wouldn't actually suggest that it's a particularly sharp reduction. It's $5 million on the midpoint of that range, which is really the elimination, as I just mentioned, the elimination of certain activities that we do today as a dual entity structure that we will cease to, obviously, stop doing those things. We expect that, that will continue through 2022. And so, you'll see the beneﬁts of that in 2023.

But the underlying set of activities is exactly what we are tackling, which is a sales and market development function. These are people who are every day cultivating the customer set, working in geographies around the world that now include -- of course, Germany, the United Kingdom, Poland, Taiwan, Japan as well as here in the United States. Opening markets, executing agreements that then facilitate the construction activity and then build the capacity development activity that brings new fully contracted plants and ports to life.

And so, that's a group of people as well as the functions like sustainability, that really drives international leadership around certiﬁcations of the sustainability attributes of our supply chain, and the importance and documentation of the favorable impact we have on climate change and then the communities in which we operate.

That's a function that we have built and held it principally at holdings for the last service since our IPO from a structural basis. But for the last 10 years, 12 years of this business, and now EVA has the opportunity to beneﬁt from that directly and internally.

Q - Ryan Levine

Okay. And then you've also announced a couple of new contracts here with Drax and the Japanese trading house. Can you speak more broadly around what you're seeing in Europe and Asia with the spikes in gas and energy costs? And how that could create interesting opportunities for Enviva? And are these contracts and then all related to that recent market dynamic?

A - John Keppler

Well, so the -- the Japanese contract, as we alluded to, really is a continued execution of the Japanese government's focus on both increasing based on dispatchable capacity and really mitigating the capacity short that continues to persist in the wake of the Fukushima nuclear disaster, and the limited restart of their nuclear ﬂeet, as well as their intense commitments to decarbonization. And so, that is a 20-year contract with a major Japanese trading house for development of new capacity, that will be biomass ﬁred generation.

That's a market that continues to grow very, very rapidly for us, both on the basis of that program and that outline that I just articulated, as well as an increased focus from the major generators in Japan on meeting particular eﬃciency targets and generation mix objectives. And so, biomass will continue to play a very large role there, growing quite considerably going forward.

As you switch to Europe, you're absolutely right. The broader energy market in Europe continues to increase. Gas prices are up. The marginal unit of electricity is priced on gas. And so, you've seen a very signiﬁcant uptick in fossil fuel prices and generation rates. That, coupled with the very constructive carbon pricing environment, which is now sort of settled in at 60 Euros a ton, I think that most of the world would suggest that, that's probably continuing to be on an upward trend.

What we're seeing is an acceleration of discussions around fuel switching alternatives, even in markets where there are no direct subsidies for biomass ﬁred generation. And so, we're very excited about that. The opportunity set for us continues to increase on the basis of these tailwinds. And so, our expectation is, is that we will continue to grow the market very, very rapidly in Europe, complemented not only by the power and heat sector, but just as importantly, by the industrial sector, who has very, very few alternatives for decarbonization.

Q - Ryan Levine

Thanks. And then last question for me. In light of these transactions, is there any change to the incentive structure for management around metrics or objectives?

A - John Keppler

No. We continue to be incentivized around returns -- total shareholder returns to common units. In this case, common shares.

Q - Ryan Levine

Got it. Thank you.

Operator

Our next question comes from Kevin Pollard of Pickering Energy Partners. You may go ahead.

Q - Kevin Pollard

Thanks. Good morning. Just a couple of questions. I guess the ﬁrst one, could you talk a little bit about how we should think about ﬁnancing the growth and dividend? I think in the presentation, you indicated you were targeting positive free cash ﬂow beyond 2022. So, it was suggested in the interim, you need to do a little external funding for the growth CapEx you're bringing on to the balance sheet plus the dividend. Can you sort of talk us through how we should think about that?

A - Shai S. Even

As we mentioned in our remarks, we are going to build a very robust retained cash over the next ﬁve years. We mentioned $1 billion of cash that we're going to retain. So that will provide ample ﬁnancial ﬂexibility as we are looking forward. We don't see any issues with funding the dividends internally, with the cash ﬂow generation by the business. And that ﬁnancial ﬂexibility now that we have, as John mentioned, with the debt to total capitalization of only 25%. And while we are maintaining our conservative ﬁnancial policies and leverage -- conservative leverage, will give us the ability to use both the cash ﬂow generation by the business and potentially approaching, if needed, the capital market too -- when required.

Q - Kevin Pollard

Right. Right. So longer-term self-funding, I guess I was really more focused on the near term in 2022. So, you think -- I was wondering should we think about that as just incremental borrowing until you get to the sort of self-funding, post 2022?

A - Shai S. Even

We're always going to balance as we've done in the past. In the past, we talked about -- for drop-down assets, we talked about 50% equity 50% debt, at that time our structure. And now, we're going to combine that structure together with the cash ﬂow generated by the business. And of course, we'll be very careful and conservative in the way that we are ﬁnancing this. But we have -- as I mentioned, we have now more ﬂexibility than we had before

Q - Kevin Pollard

Okay. Thanks. And then I guess my second question is a little bit longer term, thinking about how you manage the contracting strategy versus the capital deployment, the growth projects. Historically, I guess that was the contracting and sort of initial construction was done at the partnership -- or sorry, at the holdings level to sort of derisk the cash ﬂows and then drop down. Can you sort of just talk through how you're going to go about with altering that contracting versus sort of FID strategy, going forward? So you sort of mitigate the risk from the mismatch between the growth capital and then the contracted EBITDA coming in once the projects are online?

A - John Keppler

Yes. Thanks. A really important question that we -- in terms of capital discipline, in our entire existence, we have never turned a spade of dirt without a fully contracted long-term revenue backlog suﬃcient to support that investment. None of that is changing, right? And so, while we maintain a portfolio of sort of fully developed, fully permitted sites that we can then very eﬃciently execute a construction and commissioning plan against the development of that site, once we have fully contracted that asset.

And so, you see today that the Epes plant being fully contracted and we’re on the path for Bond as well. We're not going to be turning any dirt on any additional plans that will create that sort of equivalent negative naked or merchant exposure, right? So we're very, very disciplined in that approach.

But that does require us to continue to build both a contract pipeline as well as the development pipeline that can be executed in a relatively short order. From an industrial logic basis, we do have ﬂexibility there. Because oftentimes, our customers themselves are undertaking conversions or investments in building their own assets. So, that has tended to line up pretty well in the past. And we don't think that ﬂexibility or that alignment diminishes going forward.

Q - Kevin Pollard

All right. Thank you.

Operator

Our next question comes from Pavel Molchanov of Raymond James. You may go ahead.

Q - Pavel Molchanov

Hi. Good morning. And apologies for dialing in late. I'm sure you have addressed this question at the beginning, but I will endeavor to ask it anyway. What was the trigger for you to do this after seven years of being asked about it, thinking about it? Is there a certain political context or taxes or anything along those lines? Because, clearly it's been a long time coming.

A - John Keppler

Hey, listen. Thank you, Pavel. I think you could have raised that question diﬀerently and said, "What took you so long?" Well, look, the brass tacks is that -- what I think if you look at the aggregate, what we had is a very supportive sponsor that quite honestly, probably undertook this a little bit earlier on a relative basis than what you would have seen in more traditional MLPs historically. And that's really driven by the opportunity set that we're tackling here today. The ability to migrate this business from the MLP structure, which candidly has been a real source of our continued growth, our ability to eﬀectively grow this business as quickly as we did.

But the realities are is that we have continued to see funds outﬂow from the MLP sector. And given our own migration of an investor base into a much more largely focused ESG investor space, there were some important things that we needed to do to take advantage of where our investors are. And frankly, the beneﬁts of what a C-Corp can mean to access to the international investor base, the passive investors that index eligibility, where folks are really looking to be able to participate in ownership of our stock, somewhat encumbered and limited on the basis of the K-1 historically.

So the timing felt right because of that supportive nature of our sponsor. But we're able to execute it and actually pull the trigger because of some of the things that we've been talking about, and frankly, trying to guide you with some consistency over the last several quarters, which is really -- that as we begin to approach a $300 million annual adjusted EBITDA basis at the company itself, that gave us the ﬁnancial ﬂexibility to do a couple of really important things.

First is ensuring that we make sure that the transaction itself was a tax-free transaction to the unitholders. But really importantly, on the basis of maintaining conservative balance sheet, so no new debt issuance, maintaining that conservative balance sheet, maintaining the dividend and distribution proﬁle, maintaining and tackling that growth, right? We didn't want to do anything that was going to somehow pervert our ability to tackle the amazing growth opportunities ahead of us, and doing so in a highly creative means for our shareholders.

We were able to accomplish that, and we're really excited about the way that that positions us, especially because the tax-free nature of the business that I guess is historically, as Shai just pointed out, we don't expect to be a net taxpayer going forward for a long period of time. And that just continues to position us, we think, remarkably eﬀectively. We're very excited about what we're able to do. As you heard in my prepared remarks, we really deeply appreciate the eﬀorts of the conﬂicts committee of their advisors in making sure that we got this done. It was an intensely negotiated arms-length transaction. And here we are, and we're so excited about what Enviva Inc is going to bring forward.

Q - Pavel Molchanov

Okay. A few kind of more housekeeping questions. With the added SG&A from the general partner, will reported SG&A on the income statement be in the neighborhood of $90 million a year?

A - Shai S. Even

I think that's a little bit still not completely accurate yet. I think that, that's probably in the neighborhood, but we still have to ﬁgure out a little bit maybe some of these expenditures that we mentioned, the $37 million to $43 million. Some of that may be capitalizable, but kind of like maybe you are correct in the right zip code. But there was a potential for this to be lower.

Q - Pavel Molchanov

Okay. Understood. And what is the -- on the adjusted EBITDA calculation, what is support payments?

A - John Keppler

So, great question. As you will recall, Pavel, in the past, our sponsor as party to the agreements for various drop-downs, agreed to MSA fee waivers as well as ensuring and underwriting relative portions of the cost position during our commissioning ramp of some of the assets. And those agreements were consolidated and novated, and those will continue just as the partnership would have expected before through --

A - Shai S. Even

Through the end of 2023.

A - John Keppler

Yes. Through the end of 2023 on a ﬁxed payment basis.

Q - Pavel Molchanov

Okay. Understood. All right. Thank you, guys. Congrats, exciting stuﬀ.

A - John Keppler

Pavel, great to hear from you.

Operator

This concludes our question-and-answer session. I would like to turn the conference back over to John Keppler for any closing remarks.

A - John Keppler

Well, I want to, again, thank everyone for taking the time today. We continue to be privileged to be in a position that we're in, and we continue to believe we have a responsibility to deliver the same consistent strong business plan that you've seen from us over the last several years.

That means that we're going to continue working hard every single day to stably, safely and reliably displace coal. We're going to help grow more trees, and we're going to continue to ﬁght climate change.

We really look forward to connecting again in early November to not only discuss our third quarter update, but really talk about the progress we're making to become Enviva Inc And until then, thank you. Have a great day.

Operator

The conference has now concluded. Thank you for attending today's presentation. You may now disconnect.